EX-99.77C  VOTES

Shareholder Voting Results

     On April 28, 2000, a special meeting of shareholders of Advantus Bond Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 1,744,645         104,231
Ellen S. Berscheid                               1,744,645         104,231
Ralph D. Ebbott                                  1,744,645         104,231
Frederick P. Feuerherm                           1,744,645         104,231
William N. Westhoff                              1,739,848         109,028

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       1,392,011      13,386     129,771

B.  Modify policy regarding concentration
in a particular industry                    1,393,020      12,325     129,824

C.  Modify policy regarding investments
in real estate and commodities              1,393,224      12,173     129,771

D.  Modify policy regarding lending         1,385,310      20,100     129,759

E.  Eliminate policy restricting
the pledging of assets                      1,384,106      21,192     129,871

F.  Eliminate policy restricting
margin purchases and short sales            1,383,718      21,627     129,824

G.  Eliminate policy prohibiting
participation in a joint trading
account                                     1,384,829      20,581     129,759

H.  Eliminate policy limiting
investment in restricted securities
and other illiquid assets                   1,392,297      12,668     130,204

I.  Eliminate diversification policy        1,391,901      13,064     130,204

J.  Eliminate policy regarding
investments in issuers that have been
in operation for less than 3 years          1,385,735      19,296     130,138

K.  Eliminate policy addressing
potential conflicts of interest             1,381,392      23,639     130,138

L.  Eliminate policy prohibiting
investing in companies for control          1,383,334      22,039     129,796

M.  Eliminate policy restricting
investments in other investment
companies                                   1,383,524      21,406     130,238

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   1,384,390      21,083     129,696

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    1,711,088      11,486     126,303